Exhibit 10.26

Outside Director Compensation

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $100,000. The Lead Director receives an additional retainer fee of $15,000. Chairpersons of the Compensation Committee and the Governance & Nominating Committee receive an additional $10,000 retainer fee, and the Chairperson of the Audit Committee receives an additional $20,000 retainer fee. Non-employee directors also receive retainer fees for membership on the Compensation, Audit and Executive Committees. Committee member retainers are $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. All retainers are paid in arrears in quarterly installments.

Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board and each time the director is re-elected by the shareholders to serve a new term. Ten-year options to purchase 3,700 shares of the Company’s common stock were granted to each of the non-employee directors that were re-elected to the Board in fiscal 2007. These options vest on the first anniversary of the date of grant. Directors are also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings and educational seminars approved in advance by the Governance and Nominating Committee.